Exhibit 10.37

Amendment to Top-Up Option Agreement(s)1

The applicable Nonqualified Stock Option Award Agreement with a former holder of Class B Units in Prime Security Services TopCo Parent L.P. (“Topco”), in respect of certain stock options granted on January 18, 2018 (the “Top-Up Option Agreement”), is hereby amended as follows:

1.	Vesting of the Tranche B Option. The following language shall be inserted following the first paragraph of Section 2 (Vesting) of the Top-Up Option Agreement(s):

Notwithstanding anything to the contrary in this Section 2, the Tranche B Option shall remain eligible to vest following any termination of the Participant’s employment with, or engagement to provide services to, the Company and its Affiliates on or after February 21, 2019, other than a termination of the Participant’s employment with, or engagement to provide services to, the Company and its Affiliates for Cause, until the final Measurement Date in accordance with the terms of this Agreement; provided, however, that the number of Option Shares subject to the Tranche B Option that shall vest as of any Measurement Date following such termination shall equal the greater of (x) the number of Option Shares that would have vested pursuant to the terms of this Agreement but for this paragraph and (y) the product of (A) the percentage of the Tranche B Option that would have vested had the Participant not experienced a termination of the Participant’s employment with, or engagement to provide services to, the Company and its Affiliates and (B) a fraction, the numerator of which is the number of full years elapsed from February 21, 2019, through the date of the Participant’s employment with, or engagement to provide services to, the Company and its Affiliates terminates (or if smaller, five), and the denominator of which is five (the “Service Percentage Factor”).

If the Participant experiences a termination of the Participant’s employment with, or engagement to provide services to, the Company and its Affiliates for any reason (other than for Cause), then as of the date immediately following the first anniversary of the date of such termination (or if such termination of the Participant’s employment with, or engagement to provide services to, the Company and its Affiliates is by the Participant without Good Reason, then as of the date of such termination), the Participant shall forfeit the number of then-unvested Option Shares that would result by multiplying the inverse of the Service Percentage Factor by the number of then-unvested Option Shares subject to the Tranche B Option. For the avoidance of doubt, all then-unvested Options Shares subject to the Tranche B Option are forfeited immediately upon a termination of the Participant’s employment with, or engagement to provide services to, the Company and its Affiliates for Cause.

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1Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Top-Up Option Agreement(s).

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2.	Expiration of the Top-Up Options. The following language shall be inserted as a new subsection (e) to Section 3 (Expiration) of the Top-Up Option Agreement(s):

Notwithstanding anything to the contrary in this Section 3 and subject to the terms of Section 2 of this Agreement, following any termination of the Participant’s employment with, or engagement to provide services to, the Company and its Affiliates for any reason (other than for Cause), the Option shall remain outstanding until the earlier of (x) the expiration of the Option Period (i.e., January 18, 2028) and (y) the date on which the Option Shares subject to the Option are forfeited in accordance with Section 2 of this Agreement.

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